Exhibit 99.1
ADJUSTED COMBINED SUPPLEMENTAL INFORMATION

Due to the effect that the 2019 television station acquisitions have on our Local Media segment, and to provide meaningful period over period comparisons, we are providing this supplemental non-GAAP (Generally Accepted Accounting Principles) information to present certain financial results on an adjusted combined basis. The adjusted combined financial results have been compiled by adding, as of the earliest period presented, the acquired Waco, Texas; Tallahassee, Florida; and Cordillera television stations’ historical revenue, employee compensation and benefits, programming and other expenses to Scripps’ historical revenue, employee compensation and benefits, programming and other expenses captions historically reported within our Local Media segment. These historical results are adjusted for certain intercompany adjustments and other impacts that would result from the companies operating under the ownership of Scripps.

Management uses the adjusted combined non-GAAP supplemental information for purposes of evaluating the performance of the Local Media segment. The company therefore believes that the non-GAAP measure presented provides useful information to investors by allowing them to view the company’s businesses through the eyes of management, facilitating comparison of Local Media results across historical periods and providing a focus on the underlying ongoing operating performance of the segment.

The company uses the adjusted combined non-GAAP supplemental information to supplement the financial information presented on Scripps GAAP historical basis. This non-GAAP supplemental information is not to be considered in isolation from, or as a substitute for, the related GAAP measures, and should be read only in conjunction with financial information presented on a GAAP basis.

The adjusted combined financial results contained in the following supplemental information is for informational purposes only. These results do not necessarily reflect what the historical results of Scripps would have been if the acquisitions of the Waco, Tallahassee and Cordillera broadcast operations had occurred on January 1, 2018. Nor is this information necessarily indicative of the future results of operations of the combined entities.

The adjusted combined financial information is not pro forma information prepared in accordance with Article 11 of SEC regulation S-X, and the preparation of information in accordance with Article 11 would result in a significantly different presentation.

Local Media segment Adjusted Combined segment profit

	2019	2018
(in thousands)	Q1	Q1	Q2	Q3	Q4	Total

Segment operating revenues:
Core advertising	$136,662	$143,022	$148,188	$133,521	$141,914	$566,645
Political	1,112	3,137	21,678	54,733	109,704	189,252
Retransmission	96,046	83,372	86,748	91,446	90,929	352,495
Other revenue	4,214	3,186	3,504	3,517	3,047	13,254
Total operating revenues	238,034	232,717	260,118	283,217	345,594	1,121,646
Segment costs and expenses:
Employee compensation and benefits	87,863	88,498	85,660	86,309	90,548	351,015
Programming	68,728	61,824	61,815	65,564	64,584	253,787
Impairment of programming assets	—	—	—	—	8,920	8,920
Other expenses	38,178	38,950	41,670	41,414	48,815	170,849
Total costs and expenses	194,769	189,272	189,145	193,287	212,867	784,571
Segment profit	$43,265	$43,445	$70,973	$89,930	$132,727	$337,075

Non-GAAP reconciliation

Below is a reconciliation of Scripps historical reported revenue and segment profit for its Local Media segment to the adjusted combined revenue and adjusted combined segment profit for the Local Media segment with the 2019 television station acquisitions.

	2019	2018
(in thousands)	Q1	Q1	Q2	Q3	Q4	Total

Local Media operating revenues, as reported	$203,387	$192,059	$213,248	$230,734	$281,439	$917,480
Waco/Tallahassee TV stations acquisition	—	6,068	6,174	6,190	6,805	25,237
Cordillera TV stations acquisition	35,480	35,166	41,283	46,884	57,942	181,275
Other revenue adjustments (1)	(833)	(576)	(587)	(591)	(592)	(2,346)
Local Media adjusted combined operating revenues	$238,034	$232,717	$260,118	$283,217	$345,594	$1,121,646

	2019	2018
(in thousands)	Q1	Q1	Q2	Q3	Q4	Total

Local Media segment profit, as reported	$34,173	$31,619	$53,368	$67,416	$98,716	$251,119
Waco/Tallahassee TV stations acquisition	—	1,770	1,905	1,893	2,265	7,833
Cordillera TV stations acquisition	7,925	8,632	14,287	19,212	30,338	72,469
Other revenue adjustments (1)	(833)	(576)	(587)	(591)	(592)	(2,346)
Acquisition synergies	2,000	2,000	2,000	2,000	2,000	8,000
Local Media adjusted combined segment profit	$43,265	$43,445	$70,973	$89,930	$132,727	$337,075

(1) Primarily reflects reduced retransmission revenue from CW affiliates under Scripps retransmission agreements in effect during each period.

2